Exhibit 99.1

For Further Information:

David A. Crittenden

Chief Financial Officer

dcrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Announces First Quarter 2014 Earnings Release and Conference Call Dates and Provides Outlook

Warren, MI – March 24, 2014 — Universal Truckload Services, Inc. (NASDAQ: UACL), announced today that it will release first quarter 2014 financial results after the market closes on Thursday, April 24, 2014.

We invite analysts and investors to participate in a conference call on Friday, April 25, 2014 at 10:00 AM ET. During the call, we will discuss Universal’s first quarter 2014 financial performance, the current demand outlook in key markets we serve, and trends impacting our business.

Dial-in details:

Call Toll Free: (866) 622-0924

International Dial-in: +1 (660) 422-4956

Conference ID: 18551769

A replay of the conference will be available two hours after the call through May 23, 2014, by calling (855) 859-2056 (toll free) or +1 (800) 585-8367 (toll) and using conference ID 18551769. Additionally, the call will be available on www.investors.goutsi.com.

Based on information available as of March 24, 2014, management expects to report results for the first quarter of 2014 in the range of $0.23 to $0.27 per diluted share, based on total operating revenues anticipated in a range from $273.0 to $282.0 million. The financial performance outlook compares to $0.38 per diluted share for the first quarter of 2013 on operating revenues of $248.1 million. Our outlook reflects the impact on margins due to weather-related operating challenges and changes in certain value-added services operations, and it also includes the financial performance of Westport Axle Corporation, which we acquired on December 19, 2013.

About Universal

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, Mexico and Canada. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements, such as management’s views with respect to future events and financial performance. Forward-looking statements identify prospective information. They are based on information available at the time and/or management’s good faith belief with respect to future events, and they are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are by nature subject to operational, financial and legal uncertainties and risks, including a number of factors that may cause actual results to differ materially from the expectations described. Such factors include, but are not limited to underlying and seasonal demand trends in key markets we serve, our exposure to cargo loss, accidents and other damage claims resulting from our operations, the costs and potential liabilities related to compliance with or violation of governmental laws and regulations, and challenges associated with our ability to consummate and integrate acquisitions. Additional information about the factors that may adversely affect forward-looking statements is contained in Universal’s Form 10-K for the 2013 fiscal year and other reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.